MANAGEMENT STOCKHOLDER'S AGREEMENT
                                  (Officer)

     This Management Stockholder's Agreement (this "Agreement") is entered into as of ((MSHA_Date)) between KINDERCARE LEARNING CENTERS, INC., a Delaware corporation (the "Company"), and ((First_Name)) ((Last_Name)) (the "Purchaser") (the Company and the Purchaser being hereinafter collectively referred to as the "Parties").

                                    RECITALS

     Pursuant to the terms of the 1997 Stock Purchase and Option Plan for Key Employees of KinderCare Learning Centers, Inc. and Subsidiaries (the "Option Plan"), this Agreement and the Non-Qualified Stock Option Agreement, entered into in connection with this Agreement (the "Non-Qualified Stock Option Agreement"), the Company has agreed to sell to Purchaser, and the Purchaser has agreed to buy, ((Purchase_Shares)) shares of the Company's Common Stock (the "Purchase Stock") at a price of $((Per_Share)) per share (the "Per Share Purchase Price") for an aggregate purchase price of $((Purchase_Price))and the Company has granted to Purchaser an option (the "Initial Option") to purchase ((Option_Shares)) shares of Common Stock at an exercise price of $((Per_Share)) per share of Common Stock. The Company may in the future grant to Purchaser an additional option or options to purchase Common Stock (with the Initial Option and all such additional options together referred to as the "Options").

     Effective August 19, 2002, the Company effected a 2-for-1 stock split of its Common Stock. Accordingly, all references to the number of shares of Common Stock or the price of the Common Stock in this Agreement, as well as the Non-qualified Stock Option Agreement and the Sale Participation Agreement dated as of the date hereof, have been adjusted to give effect to the Stock Split.

     This Agreement is one of several other agreements ("Other Purchasers' Agreements") which have been, or which in the future will be, entered into between the Company and other individuals who are or will be key employees of the Company or one of its subsidiaries (collectively, the "Other Purchasers").

                                    AGREEMENT

     To implement the foregoing and in consideration of the mutual agreements contained herein, the Parties agree as follows:

1.   Purchase of Stock.

          (a) Subject to the terms and conditions hereinafter set forth, the Purchaser hereby subscribes for and shall purchase, and the Company shall sell to the Purchaser, the Purchase Stock at the Per Share Purchase Price on ((Purchase_Date)) (the "Purchase Date"). The Company shall have no obligation to sell any Purchase Stock to any person who (i) is a resident or citizen of a state or other jurisdiction in which the sale of the Purchase Stock to him or her would constitute a violation

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of the securities or "blue sky" laws of such jurisdiction or (ii) is not an employee of the Company or any of its subsidiaries on the Purchase Date.

          (b) The aggregate price for the Purchase Stock shall be ((Purchase_Price)) (such amount hereinafter sometimes referred to as the "Purchase Price"). The Purchase Price shall be paid in the following manner: the Purchaser shall deliver to the Company on the Purchase Date cash or a certified bank check or checks payable to the order of the Company in the amount of ((Original_Cash_Payment)) and a promissory note in the principal amount of $((Note_Amount)), representing the aggregate amount of the Purchase Price. On the Purchase Date, in consideration of receipt of the Purchase Price, the Company will issue to the Purchaser a certificate, registered in the Purchaser's name, for the Purchase Stock, which shall be subject to the terms and conditions hereinafter set forth.

          (c) Subject to the terms and conditions hereinafter set forth and upon and as of the Purchase Date, the Company shall issue to the Purchaser the Initial Option and the Parties shall execute and deliver to each other copies of the Non-Qualified Stock Option Agreement concurrently with the issuance of the Initial Option.

     2. Purchaser's Representations, Warranties and Agreements. The Purchaser hereby represents, warrants and agrees as follows on the date hereof and at the time of each exercise of the Options:

          (a) The Purchaser is acquiring the Purchase Stock and the Common Stock issuable upon exercise of the Options (collectively, the "Stock") for investment for the Purchaser's own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof. The Purchaser agrees and acknowledges that the Purchaser will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any shares of the Stock unless (A) such offer, transfer, sale, assignment, pledge, hypothecation or other disposition complies with Section 3 of this Agreement and
(B) the offer, transfer, sale, assignment, pledge, hypothecation or other disposition is in compliance with the Securities Act of 1933, as amended, or the rules and regulations in effect thereunder (the "Act") and in compliance with applicable state securities laws. Notwithstanding the foregoing, the Company acknowledges and agrees that any of the following transfers of Stock are deemed to be in compliance with the Act and this Agreement and no opinion of counsel is required in connection therewith: (x) a transfer made pursuant to Section 4, 5 or 6 hereof, (y) a transfer upon the death of the Purchaser to the Purchaser's executors, administrators, testamentary trustees, legatees or beneficiaries (the "Purchaser's Estate") or a transfer to the executors, administrators, testamentary trustees, legatees or beneficiaries of a person who has become a holder of Stock in accordance with the terms of this Agreement, provided that it is expressly understood that any such transferee shall be bound by the provisions of this Agreement and (z) a transfer in compliance with the federal securities laws to a trust or custodianship the beneficiaries of which may include only the Purchaser, the Purchaser's spouse or lineal descendants (a "Purchaser's Trust"), provided that such transfer is made expressly subject to this Agreement and that the transferee agrees in writing to be bound by the terms and conditions hereof.

          (b) In addition to any legends required by the Act or applicable state securities laws, the certificate (or certificates) representing the Stock shall bear the following legend:

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
          "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION COMPLIES WITH THE PROVISIONS OF THE MANAGEMENT STOCKHOLDER'S AGREEMENT DATED AS OF ((MSHA_Date)) BETWEEN KINDERCARE LEARNING CENTERS, INC. (THE "COMPANY") AND THE PURCHASER NAMED ON THE FACE HEREOF (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY)."

          (c) The Purchaser acknowledges that the Purchaser has been advised that (i) a restrictive legend in the form heretofore set forth shall be placed on the certificates representing the Stock and (ii) a notation shall be made in the appropriate records of the Company indicating that the Stock is subject to restrictions on transfer and appropriate stop transfer restrictions will be issued to the Company's transfer agent with respect to the Stock. If the Purchaser is an Affiliate, the Purchaser also acknowledges that (1) Rule 144 promulgated under the Act may not be available with respect to the Stock, and the Company has made no covenant to make such Rule available (except as provided in Section 9(b) hereof), (2) when and if shares of the Stock may be disposed of without registration in reliance on Rule 144, such disposition can be made only in limited amounts in accordance with the terms and conditions of such Rule and
(3) if the Rule 144 exemption is not available, public sale without registration will require compliance with Regulation A or some other exemption under the Act.

          (d) If any shares of the Stock are to be disposed of in accordance with Rule 144 under the Act or otherwise, the Purchaser shall promptly notify the Company of such intended disposition and shall deliver to the Company at or prior to the time of such disposition such documentation as the Company may reasonably request in connection with such sale and, in the case of a disposition pursuant to Rule 144, shall deliver to the Company an executed copy of any notice on Form 144 required to be filed with the Securities and Exchange Commission (the "SEC").

          (e) The Purchaser agrees that, if any shares of the capital stock of the Company are offered to the public pursuant to an effective registration statement under the Act (other than registration of securities issued under an employee plan), the Purchaser will not effect any public sale or distribution of any shares of the Stock not covered by such registration statement within 7 days prior to, or within 180 days after, the effective date of such registration statement (or such shorter period as may be agreed among the Company's officers, directors, principal stockholders and the underwriters), unless otherwise agreed to in writing by the Company.

          (f) The Purchaser represents and warrants that the Purchaser has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such information and documents, the Company and the business and prospects of the Company which the Purchaser deems necessary to evaluate the merits and risks related to the Purchaser's investment in the Stock and to verify the information received as indicated in this Section 2(f), and the Purchaser has relied solely on such information.

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
          (g) Purchaser understands that there is not an active public market for the Stock, the Stock must be held indefinitely and the Purchaser must continue to bear the economic risk of the investment in the Stock. The Purchaser further represents and warrants that (i) the Purchaser's financial condition is such that the Purchaser can afford to bear the economic risk of holding the Stock for an indefinite period of time and has adequate means for providing for the Purchaser's current needs and personal contingencies, (ii) the Purchaser can afford to suffer a complete loss of the Purchaser's investment in the Stock,
(iii) all information which the Purchaser has provided to the Company concerning the Purchaser and the Purchaser's financial position is correct and complete as of the date of this Agreement, (iv) the Purchaser has received and read the Prospectus relating to the Stock and understands and has taken cognizance of all risk factors related to the purchase of the Stock and (v) the Purchaser's knowledge and experience in financial and business matters are such that the Purchaser is capable of evaluating the merits and risks of the purchase of the Stock as contemplated by this Agreement.

     3. Restriction on Transfer. Except for transfers (i) permitted by clauses
(x), (y) and (z) of Section 2(a); (ii) pursuant to an effective registration statement under the Act filed by the Company; or (iii) pursuant to the Sale Participation Agreement (as defined below), the Purchaser agrees not to transfer, sell, assign, pledge, hypothecate or otherwise dispose of any shares of the Stock at any time until the fifth anniversary of the applicable Commencement Date (as defined below). With respect to the Purchase Stock, the Initial Option and any Stock acquired upon exercise of the Initial Option, the "Commencement Date" shall be ((Grant_Hire_Promotion_Date)). With respect to any other Option and any Stock acquired upon exercise of any other Option, the "Commencement Date" shall be the Commencement Date set forth in the option agreement evidencing such other Option. No transfer of any such shares in violation hereof shall be made or recorded on the books of the Company and any such transfer shall be void and of no effect.

     4. Right of First Refusal. If at any time after the fifth anniversary of the Commencement Date related to any of Purchaser's Stock ("Five-Year Stock") and prior to a Public Offering (as defined below), (i) the Purchaser receives a bona fide offer (the "Offer") to purchase any or all of the Purchaser's Five-Year Stock from a third party (the "Offeror") which the Purchaser wishes to accept or (ii) the Purchaser wishes to sell any or all of the Purchaser's Five-Year Stock in the open market at the Market Price Per Share (as defined in Section 7(i)) on the date of sale ("Proposed Market Sale"), the Purchaser shall cause the Offer to be reduced to writing and shall notify the Company in writing of the Purchaser's wish to accept the Offer or consummate the Proposed Market Sale, as the case may be. The Purchaser's notice shall constitute an irrevocable offer to sell such Five-Year Stock to the Company (in the manner set forth below) at a purchase price (i) in the case of an Offer, equal to the price contained in, and on the same terms and conditions of, the Offer, and shall be accompanied by a true copy of the Offer (which shall identify the Offeror) and
(ii) in the case of a Proposed Market Sale, equal to the Market Price Per Share on the date of purchase. At any time within 30 days after the date of the receipt by the Company of the Purchaser's notice, the Company shall have the right and option to purchase, or to arrange for a third party to purchase, all of the Five-Year Stock covered by the Offer or the Proposed Market Sale either
(i) at the same price and on the same terms and conditions as the Offer or the Proposed Market Sale or (ii) if the Offer includes any consideration other than cash, then at the sole option of the Company, at the equivalent all cash price, determined in good faith by the Company's Board of Directors, by delivering a certified bank check or checks in the appropriate amount to the Purchaser at the principal office of the Company against

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
delivery of certificates or other instruments representing the Five-Year Stock so purchased, appropriately endorsed by the Purchaser. If at the end of such 30-day period, the Company has not tendered the purchase price for such Five-Year Stock in the manner set forth above, the Purchaser may during the succeeding 60-day period sell not less than all of the Five-Year Stock covered by the Purchaser's notice in the case of an Offer to the Offeror at a price and on terms no less favorable to the Purchaser than those contained in the Offer and in the case of a Proposed Market Sale at the Market Price Per Share at the time of sale; provided, however, that any sale to the Offeror shall be subject to and conditioned upon the agreement in writing of the Offeror to be bound by this Section 4 with respect to the Five-Year Stock so transferred. Promptly after such sale, the Purchaser shall notify the Company of the consummation thereof and shall furnish such evidence of the completion and time of completion of such sale and of the terms thereof as may reasonably be requested by the Company. If, at the end of 60 days following the expiration of the 30-day period for the Company to purchase the Five-Year Stock, the Purchaser has not completed the sale of such shares of the Five-Year Stock as aforesaid, all the restrictions on sale contained in this Section shall again be in effect with respect to such Five-Year Stock.

     5. Purchaser's Resale of Stock and Options to the Company Upon the Purchaser's Death or Disability.

          (a) Except as otherwise provided herein, if at any time prior to the fifth anniversary of the Commencement Date related to any of Purchaser's Stock or Options ("Pre-Five Stock" or "Pre-Five Options"), (i) the Purchaser is still in the employ of the Company and (ii) the Purchaser either dies or becomes permanently disabled, then the Purchaser or the Purchaser's Estate, as the case may be, shall have the right, for six months following the date of death or permanent disability, to (A) sell to the Company, and the Company shall be required to purchase, on one occasion, all or any portion of the shares of Pre-Five Stock then held by the Purchaser or the Purchaser's Estate, as the case may be, at the Section 5 Repurchase Price, as determined in accordance with
Section 7, and (B) require the Company to pay, on the same occasion, to the Purchaser or the Purchaser's Estate, as the case may be, an additional amount equal to the Option Excess Price determined on the basis of the Section 5 Repurchase Price as provided in Section 8 with respect to the termination of outstanding Pre-Five Options held by the Purchaser. The Purchaser or the Purchaser's Estate, as the case may be, shall send written notice to the Company of its intention to sell shares of Pre-Five Stock and to terminate such Pre-Five Options in exchange for the payment referred to in the preceding sentence (the "Redemption Notice"). The completion of the purchase shall take place at the principal office of the Company on the tenth business day after the giving of the Redemption Notice. The Section 5 Repurchase Price and any payment with respect to the Pre-Five Options as described above shall be paid by delivery to the Purchaser or the Purchaser's Estate, as the case may be, of a certified bank check or checks in the appropriate amount payable to the order of the Purchaser or the Purchaser's Estate, as the case may be, against delivery of certificates or other instruments representing the Pre-Five Stock so purchased and appropriate documents canceling the Pre-Five Options so terminated, each appropriately endorsed or executed by the Purchaser or the Purchaser's Estate, or his or her or its duly authorized representative. For purposes of this Agreement, Purchaser shall be deemed to have a "permanent disability" if the Purchaser is unable to engage in the activities required by Purchaser's position by reason of any medically-determined physical or mental impairment which can be expected to result in death or which has lasted or can reasonably be expected to last for a continuous period of not less than 12 months.

          (b) Notwithstanding anything in Section 5(a) to the contrary and subject to Section 11, the Company shall not be obligated to repurchase any of the Pre-Five Stock or the Pre-Five Options from the Purchaser or the Purchaser's Estate, as the case may be, if there exists and is continuing, or such repurchase would result in, (x) a default or an event of default on the part of the Company or any subsidiary of the Company under any loan, guarantee or other agreement under which the Company or any subsidiary of the Company has borrowed money or (y) a violation under any applicable provision of the Delaware General Corporation Law (or if the Company reincorporates, the corporation law of that state) (such occurrence being a "Blocking Event"). The Company's obligation to repurchase any of the Pre-Five Stock or Pre-Five Options as set forth in Section 5(a) shall be suspended until the first business day which is 5 calendar days after all of the foregoing Blocking Events have ceased to exist (the "Repurchase Eligibility Date"); provided, however, that the Section 5 Repurchase Price shall be determined in accordance with Section 7 as of the Repurchase Eligibility Date (unless the Section 5 Repurchase Price would be greater if it had been determined as if no Blocking Event had occurred in which case, solely for purposes of this proviso, the Section 5 Repurchase Price shall be determined as if no Blocking Event had occurred). All Pre-Five Options exercisable as of the date of a Redemption Notice shall continue to be exercisable until the repurchase pursuant to such Redemption Notice.

          (c) Notwithstanding any other provision of this Section 5 to the contrary, the Purchaser or the Purchaser's Estate, as the case may be, shall have the right to withdraw any Redemption Notice which has been pending for 60 or more days and which has remained unsatisfied because of the provisions of
Section 5(b).

     6.   The Company's Option to Repurchase Stock and Options of Purchaser.

          (a) If, prior to the fifth anniversary of the Commencement Date related to any of Purchaser's Stock or Options, (i) the Purchaser's active employment with the Company is either (A) terminated by the Purchaser without Good Reason or (B) terminated by the Company for Cause, (ii) a Purchaser's Trust fails to comply with the requirements set forth in Section 2(a)(z), or (iii) the Purchaser shall effect a transfer of any of the Pre-Five Stock other than as permitted in this Agreement, the Company shall have the right to purchase all, but not less than all, of the Pre-Five Stock then held by the Purchaser, the Purchaser's Estate or a Purchaser's Trust at the applicable Section 6(a) Repurchase Price determined in accordance with Section 7 hereof. In the event of the Purchaser's resignation without Good Reason, all unexercisable Options shall terminate without any payment. In the event Purchaser's active employment with the Company is terminated by the Company for Cause, all Options shall terminate without any payment.

          (b) If, prior to the fifth anniversary of the Commencement Date related to any of Purchaser's Stock or Options, the Purchaser's active employment with the Company is terminated by the Purchaser with Good Reason, the Company shall have the right to purchase all, but not less than all, of the Pre-Five Stock then held by the Purchaser, the Purchaser's Estate or a Purchaser's Trust at the applicable Section 6(b) Repurchase Price determined in accordance with Section 7 hereof.

          (c) If, prior to the fifth anniversary of the Commencement Date related to any of Purchaser's Stock or Options, the Purchaser's active employment with the Company is terminated by the Company without Cause, the Company shall have the right to purchase all, but not less than all, of the Pre-Five Stock then held by the Purchaser, the Purchaser's Estate or a Purchaser's Trust at the applicable Section 6(c) Repurchase Price determined in accordance with Section 7 hereof.

          (d) If, prior to the fifth anniversary of the Commencement Date related to any of Purchaser's Stock or Options, the Purchaser either dies or becomes permanently disabled and on the date of such death or permanent disability the Purchaser was still in the employ of the Company, the Company shall have the right to purchase all, but not less than all, of the Pre-Five Stock then held by the Purchaser, the Purchaser's Estate or a Purchaser's Trust; provided, however, that the Repurchase Price shall be the Section 5 Repurchase Price.

          (e) The circumstances under which the Company may elect to repurchase the shares of Pre-Five Stock pursuant to Sections 6(a), (b), (c) and (d) are hereinafter collectively referred to as "Call Events." The Company shall have a period of 75 days from the date of a Call Event in which to give notice in writing to the Purchaser of the exercise of such election ("Call Notice"). In the event that the Company exercises its right to repurchase the Pre-Five Stock pursuant to this Section 6, the Company shall also pay the Purchaser an amount equal to the Option Excess Price determined on the basis of the Section 6(a) Repurchase Price, the Section 6(b) Repurchase Price, the Section 6(c) Repurchase Price or the Section 5 Repurchase Price, as the case may be, as provided in
Section 8, with respect to the termination of outstanding Pre-Five Options held by the Purchaser.

          (f) The completion of the purchases pursuant to the foregoing shall take place at the principal office of the Company on the tenth business day after the giving of notice of the exercise of the option to purchase. The
Section 5 Repurchase Price, the Section 6(a) Repurchase Price, the Section 6(b) Repurchase Price and the Section 6(c) Repurchase Price, as the case may be, and any payment with respect to the Pre-Five Options as described above shall be paid by delivery to the applicable seller of a certified bank check or checks in the appropriate amount payable to the order of such seller against delivery of certificates or other instruments representing the Pre-Five Stock so purchased and appropriate documents canceling the Pre-Five Options so terminated, appropriately endorsed or executed by the Purchaser, the Purchaser's Estate, the Purchaser's Trust or his, her or their authorized representatives.

          (g) Notwithstanding any other provision of this Section 6 to the contrary and subject to Section 11, if there exists and is continuing, or such repurchase would result in, any Blocking Event, the Company shall delay the repurchase of any of the Pre-Five Stock or the Pre-Five Options (pursuant to a Call Notice timely given in accordance with Section 6(a), 6(b), 6(c) or 6(d) hereof) from the Purchaser, the Purchaser's Estate or the Purchaser's Trust, as the case may be, until the Repurchase Eligibility Date; provided, however, that the applicable Repurchase Price shall be determined in accordance with Section 7 based on the Repurchase Eligibility Date (unless the applicable Repurchase Price would be greater if it had been determined as if no Blocking Event had occurred, in which case, solely for purposes of this proviso, the applicable Repurchase Price shall be determined as if no Blocking Event had occurred). All Pre-Five Options exercisable as of the date of a Call Notice shall continue to be exercisable until the repurchase pursuant to such Call Notice.

          (h) For purposes of this Agreement the following definitions shall apply: "Cause" shall mean (i) the Purchaser's willful and continued failure to perform Purchaser's duties

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
with respect to the Company or its subsidiaries which continues beyond ten days after a written demand for substantial performance is delivered to Purchaser by the Company and which could reasonably result in demonstrable injury to the Company or (ii) misconduct by Purchaser (x) involving dishonesty or breach of trust in connection with Purchaser's employment, (y) which would be a reasonable basis for an indictment of Purchaser for a felony or for a misdemeanor involving moral turpitude, or (z) which results in demonstrable injury to the Company; and "Good Reason" shall mean, without the Purchaser's consent, (i) a reduction in Purchaser's base salary, other than a reduction which is part of a general salary reduction program affecting all salaried employees of the Company, (ii) a substantial reduction in Purchaser's duties and responsibilities or change in the Purchaser's title, (iii) the elimination or reduction of Purchaser's eligibility to participate in the Company's benefit programs that is inconsistent with the eligibility of similarly situated employees of the Company to participate therein or (iv) a transfer of the Purchaser's primary workplace by more than fifty (50) miles from the workplace as of the date hereof.

     7.   Determination of Repurchase Price.

          (a) The Section 5 Repurchase Price, the Section 6(a) Repurchase Price, the Section 6(b) Repurchase Price and the Section 6(c) Repurchase Price are herein collectively referred to as the "Repurchase Price." The Repurchase Price shall be calculated on the basis of (i) the Base Price (as defined below) and the unaudited financial statements of the Company as of the last day of the month preceding the later of (x) the month in which the event giving rise to the repurchase occurs and (y) the month in which the Repurchase Eligibility Date occurs (hereinafter called the "Repurchase Calculation Date") or (ii) the Market Price Per Share (as defined in Section 7(i)) as of the later of (x) the effective date of the Redemption Notice or the Call Notice, as the case may be, or (y) the Repurchase Eligibility Date or (iii) the fair market value per share of Common Stock as determined by the Company's Board of Directors in good faith as of the later of (x) the effective date of the Redemption Notice or the Call Notice, as the case may be, or (y) the Repurchase Eligibility Date. For purposes of clause (i) of the immediately preceding sentence, the event giving rise to the repurchase shall be the death, permanent disability, retirement or termination of employment, as the case may be, of the Purchaser, not the giving of any notice required pursuant to Section 5 or 6. With respect to the Purchase Stock, the Initial Option and any Stock acquired upon exercise of the Initial Option, the "Base Price" shall be the Per Share Purchase Price. With respect to any other Option and any Stock acquired upon exercise of any other Option, the "Base Price" shall be the exercise price set forth in the option agreement evidencing such other Option.

          (b) The Section 5 Repurchase Price shall be a per share Repurchase Price equal to (i) prior to a Public Offering, the greater of (x) the Base Price and (y) the Base Price plus the increase, if any, in Book Value Per Share (as defined in Section 7(g)) from the applicable Commencement Date through the Repurchase Calculation Date or (ii) after a Public Offering, the Market Price Per Share.

          (c) The Section 6(a) Repurchase Price shall be a per share Repurchase Price equal to (i) prior to a Public Offering, (x) the Base Price less the decrease in Book Value Per Share from the applicable Commencement Date through the Repurchase Calculation Date, if such Book Value Per Share has decreased, (y) the Base Price plus the product of (A) the Unrestricted Percentage (as defined below) and (B) the increase in the Book Value Per Share from the applicable

                                       8
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Commencement Date through the Repurchase Calculation Date, if such Book Value
Per Share has increased or (z) the Base Price, if such Book Value Per Share has neither decreased nor increased and (ii) after a Public Offering, (x) the Market Price Per Share, if the Market Price Per Share is less than or equal to the Base Price or (y) the Base Price plus the product of (A) the Unrestricted Percentage and (B) the Market Price Per Share less the Base Price, if the Market Price Per Share is greater than the Base Price.

          (d) The Section 6(b) Repurchase Price shall be a per share Repurchase Price equal to (x) prior to a Public Offering, the Base Price minus any decrease in Book Value Per Share or plus any increase in Book Value Per Share from the applicable Commencement Date through the Repurchase Calculation Date or (y) after a Public Offering, the Market Price Per Share.

          (e) The Section 6(c) Repurchase Price shall be a per share Repurchase Price equal to (x) prior to a Public Offering, the fair market value per share of Common Stock as determined by the Company's Board of Directors in good faith or (y) after a Public Offering, the Market Price Per Share.

          (f) For purposes of this Agreement the "Unrestricted Percentage" shall be determined as follows:

     Repurchase Calculation Date                                Percentage
     ---------------------------                                ----------
     Through and including the first anniversary of the             0%
         applicable Commencement Date
     After the first anniversary of the applicable                 20%
         Commencement Date through and including the second
         anniversary of the applicable Commencement Date
     After the second anniversary of the applicable                40%
         Commencement Date through and including the third
         anniversary of the applicable Commencement Date
     After the third anniversary of the applicable                 60%
         Commencement Date through and including the fourth
         anniversary of the applicable Commencement Date
     After the fourth anniversary of the applicable                80%
         Commencement Date through and including the fifth
         anniversary of the applicable Commencement Date
     After the fifth anniversary of the applicable                100%
     Commencement Date

          (g) For purposes of this Agreement, "Book Value Per Share" shall mean book value per share based on generally accepted accounting principles consistently applied excluding, in the Board of Directors' discretion, any extraordinary or unusual charges or credits such as one time write-offs of goodwill or similar events.

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
          (h) As used herein the term "Public Offering" shall mean the sale of shares of Common Stock to the public subsequent to the date hereof pursuant to a registration statement under the Act which has been declared effective by the SEC (other than a registration statement on Form S-8) which results in an active trading market of 30% or more of the outstanding shares of the Common Stock; provided, however, that for purposes of determining the "Repurchase Price" in
Section 7 hereof, a "Public Offering" shall be a sale of shares of Common Stock to the public subsequent to the date hereof pursuant to a registration statement under the Act which has been declared effective by the Commission (other than a registration statement on Form S-8 or any other similar form) which results in an active trading market, without regard to the 30% requirement. An active trading market will be deemed to exist, without limitation, if the "Market Price Per Share" (as defined below) can be calculated pursuant to clause (i) or clause
(iv) of such definition.

          (i) As used herein the term "Market Price Per Share" shall mean either
(i) the price per share equal to the average of the last sale price of the Common Stock on the Repurchase Calculation Date on each national securities exchange on which the Common Stock may at the time be listed or (ii) if there shall have been no sales on any of such exchanges on the Repurchase Calculation Date, the average of the closing bid and asked prices on each such exchange at the end of the Repurchase Calculation Date or (iii) if there is no such bid and asked price on the Repurchase Calculation Date, the average of the closing bid and asked prices on each such exchange on the next preceding date when such bid and asked price occurred or (iv) if the Common Stock shall not be so listed, the closing sales price as reported by the Nasdaq National Market or the Nasdaq Small Cap Market ("NASDAQ") at the end of the Repurchase Calculation Date or (v) if there shall have been no sales reported by NASDAQ on the Repurchase Calculation Date, the closing bid and asked prices reported by NASDAQ at the end of the Repurchase Calculation Date or (vi) if there is no such bid and asked price on the Repurchase Calculation Date, the average closing sales price as reported by the OTC Bulletin Board for the 15-day period immediately preceding the Repurchase Calculation Date, or (vii) if no such sales occurred within such 15-day period, the Book Value Per Share.

          (j) In determining the Repurchase Price, appropriate adjustments shall be made for any future issuances of rights to acquire and securities convertible into Common Stock and any stock dividends, splits, combinations, recapitalizations or any other adjustment in the number of outstanding shares of Common Stock.

     8. Termination of Options. All outstanding Pre-Five Options granted to the Purchaser under the Option Plan or otherwise, whether or not then exercisable, will be automatically terminated upon the payment by the Company to the Purchaser, pursuant to the provisions of Sections 5 or 6 of this Agreement, of an amount equal to the Option Excess Price. If the Option Excess Price is zero or a negative number, all outstanding Pre-Five Options granted to the Purchaser under the Option Plan or otherwise, whether or not then exercisable, shall be automatically terminated upon the purchase of the Pre-Five Stock as provided in Sections 5 or 6. The Option Excess Price is the excess, if any, of the Section 5 Repurchase Price, the Section 6(a) Repurchase Price, the Section 6(b) Repurchase Price or the Section 6(c) Repurchase Price, depending on which Repurchase Price is being used to repurchase the remainder of the Pre-Five Stock, over the Base Price, multiplied by the number of Exercisable Option Shares. For purposes hereof, "Exercisable Option Shares" shall mean the shares of Common Stock which, at the time of determination of the Option Excess Price, could be purchased by the Purchaser upon exercise of the Purchaser's outstanding Pre-Five Options.

     9.   The Company's Representations and Warranties.

          (a) The Company represents and warrants to the Purchaser that (i) this Agreement has been duly authorized, executed and delivered by the Company and
(ii) the Stock, when issued and delivered in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable.

          (b) The Company shall use reasonable efforts to register the Stock to be acquired on exercise of the Options on a Form S-8 Registration Statement or any successor to Form S-8 to the extent that such registration is then available with respect to such Stock. The Company will file the reports required to be filed by it under the Act and the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations adopted by the SEC thereunder, to the extent required from time to time to enable the Purchaser to sell shares of Stock without registration under the Act within the limitations of the exemptions provided by (A) Rule 144 under the Act, as such Rule may be amended from time to time, or (B) any similar rule or regulation hereafter adopted by the SEC. Notwithstanding anything contained in this Section 9(b), the Company may cease to file reports under the Exchange Act if it is then permitted to do so pursuant to the Exchange Act and the rules and regulations thereunder. Nothing in this
Section 9(b) shall be deemed to limit in any manner the restrictions on sales of Stock contained in this Agreement.

     10.  "Piggyback" Registration Rights.

          (a) Effective upon the purchase of Common Stock pursuant to this Agreement until the later of the consummation of a Public Offering and the fifth anniversary of the Commencement Date related to any of Purchaser's Stock, the Purchaser (i) hereby agrees to be bound by all of the terms, conditions and obligations of the Registration Rights Agreement dated as of February 13, 1997, among the Company (as successor by merger to KCLC Acquisition Corp.) and certain of the KKR Entities (as defined in Section 15) (the "Registration Rights Agreement") and (ii) subject to the limitations set forth in this Section 10, shall have the right under the Registration Rights Agreement to participate in offerings that would result in a Public Offering ratably with the KKR Entities (except that the Purchaser will not have demand registration rights, but shall have the right to participate ratably with the KKR Entities parties thereto in any demand registration by the KKR Entities); provided, however, that the Purchaser shall not be bound by any amendments to the Registration Rights Agreement unless Purchaser consents thereto. Notwithstanding anything to the contrary contained in the Registration Rights Agreement, the Purchaser's rights and obligations under the Registration Rights Agreement shall be subject to the limitations and additional obligations set forth in this Section 10. All shares of Stock purchased by the Purchaser pursuant to this Agreement and held by the Purchaser, the Purchaser's Trust or the Purchaser's Estate, including shares purchased upon the exercise of Options, shall be deemed to be Registrable Securities as defined in the Registration Rights Agreement; provided, however, that after consummation of a Public Offering, Five-Year Stock shall no longer be Registrable Securities; and provided further, however, that Stock shall not be Registrable Securities, and the Purchaser's rights under this Section 10 shall be suspended, if the Company's right to repurchase the Stock under Section 6 has been triggered and such right has not expired.

          (b) The Company will promptly notify the Purchaser in writing (a "Notice") of any proposed registration (a "Proposed Registration"). If within 15 days of the receipt by the Purchaser of such Notice, the Company receives from the Purchaser, the Purchaser's Trust or the Purchaser's Estate a written request (a "Request") to register Registrable Securities held by the Purchaser, the Purchaser's Estate or the Purchaser's Trust (which Request will be irrevocable unless otherwise mutually agreed to in writing by the Purchaser and the Company), the Company will use its best efforts to effect the registration of such Registrable Securities under the Act; provided, however, that for each such registration statement only one Request, which shall be executed by the Purchaser, the Purchaser's Trust or the Purchaser's Estate, as the case may be, may be submitted for all Registrable Securities held by the Purchaser, the Purchaser's Estate and the Purchaser's Trust.

          (c) The maximum number of Registrable Securities which will be registered pursuant to a Request will be the lowest of (i) the number of Registrable Securities then held by the Purchaser (which for purposes of this subparagraph (c) shall include shares held by the Purchaser's Estate or a Purchaser's Trust), including all Registrable Securities which the Purchaser is then entitled to acquire under an unexercised Option to the extent then exercisable or (ii) the maximum number of Registrable Securities which the Company can register in the Proposed Registration without adverse effect on the offering in the view of the managing underwriters (reduced pro rata with all Other Purchasers) as more fully described in subsection (d) of this Section 10 or (iii) the maximum number of shares which the Purchaser (pro rata based upon the aggregate number of shares of Common Stock the Purchaser and all Other Purchasers have requested be registered) and all Other Purchasers are permitted to register under the Registration Rights Agreement.

          (d) If a Proposed Registration involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of shares of Common Stock requested to be included in the Proposed Registration exceeds the number which can be sold in such offering, so as to be likely to have an adverse effect on the price, timing or distribution of the Common Stock offered in such Public Offering as contemplated by the Company, then the Company will include in the Proposed Registration (i) first, 100% of the shares of Common Stock the Company proposes to sell and (ii) second, the number of Registrable Securities requested to be included in such registration by the "Holders" (as defined in the Registration Rights Agreement, including, without limitation, the Purchaser and Other Purchasers) which, in the opinion of such managing underwriter, can be sold without having the adverse effect referred to above, such amount to be allocated pro rata among all requesting Holders on the basis of the relative number of Registrable Securities then held by each such Holder (provided that any shares thereby allocated to any such Holder that exceed such Holder's request will be reallocated among the remaining requesting Holders in like manner).

          (e) Upon delivering a Request the Purchaser, the Purchaser's Estate or Purchaser's Trust (or his or her or their authorized representative) will, if requested by the Company, execute and deliver a custody agreement and power of attorney in form and substance satisfactory to the Company with respect to the shares of Stock to be registered pursuant to this Section 10 (a "Custody Agreement and Power of Attorney"). The Custody Agreement and Power of Attorney will provide, among other things, that the Purchaser, Purchaser's Estate or a Purchaser's Trust (or his or her or their authorized representative) will deliver to and deposit in custody with the custodian and attorney-in-fact named therein a certificate or certificates representing such shares of Stock (duly endorsed in blank by the registered owner or owners thereof or accompanied by duly executed stock powers in blank) and irrevocably appoint said custodian and attorney-in-fact as the Purchaser's, Purchaser's Estate's or Purchaser's Trust's agent and attorney-in-fact with full power and authority to act under the Custody Agreement and Power of Attorney on its behalf with respect to the matters specified therein.

          (f) The Purchaser will execute such other agreements as the Company may reasonably request to further evidence the provision of this Section 10.

     11. Pro Rata Repurchases. Notwithstanding anything to the contrary contained in Sections 5 or 6, if at any time consummation of all purchases and payments to be made by the Company pursuant to this Agreement, the Other Purchasers' Agreements and/or the stockholder's agreement dated as of February 14, 1997, as amended or restated from time to time, between David J. Johnson ("Johnson") and the Company (the "Johnson Stockholder's Agreement"), would result in a Blocking Event, then the Company shall (i) first make purchases from, and payments to, Johnson with respect to his Side-by-Side Equity (as defined in the Johnson Stockholder's Agreement) for the maximum number of shares of Side-by-Side Equity without resulting in a Blocking Event and (ii) after all of Johnson's Side-by-Side Equity has been purchased and paid for, make purchases from, and payments to, the Purchaser, the Other Purchasers and Johnson pro rata (on the basis of the proportion of the number of shares of Stock and the number of Options which Johnson (with respect to Johnson's Promote Equity (as defined in the Johnson Stockholder's Agreement)), the Purchaser and all Other Purchasers have elected or are required to sell to the Company) for the maximum number of shares of Stock and shall pay the Option Excess Price for the maximum number of Options permitted without resulting in a Blocking Event. The maximum number of shares of Stock and the maximum number of Options permitted to be purchased or paid for by the Company at any time without resulting in a Blocking Event shall be referred to herein as the "Maximum Repurchase Amount". The provisions of Sections 5(b) and 6(g) shall apply in their entirety to payments and repurchases with respect to Options and shares of Stock which may not be made due to the limits imposed by the Maximum Repurchase Amount under this Section 11. Until all of such Stock and Options are purchased and paid for by the Company, Johnson, the Purchaser and the Other Purchasers whose Stock and Options are not purchased in accordance with this Section 11 shall have priority, on the basis set forth in this Section 11, over other purchases of Common Stock and Options by the Company pursuant to this Agreement, the Johnson Stockholder's Agreement and the Other Purchasers' Agreements, except that any purchase of Johnson's Side-by-Side Equity by the Company pursuant to the Johnson Stockholder's Agreement shall have a priority over all other purchases of Stock or Options to be made by the Company under this Agreement or the Other Purchasers' Agreements.

     12. Rights to Negotiate Repurchase Price. Nothing in this Agreement shall be deemed to restrict or prohibit the Company from purchasing shares of Stock or Options from the Purchaser, at any time, upon such terms and conditions, and for such price, as may be mutually agreed upon between the Parties, whether or not at the time of such purchase circumstances exist which specifically grant the Company the right to purchase, or the Purchaser the right to sell, shares of Stock or the Company has the right to pay, or the Purchaser has the right to receive, the Option Excess Price under the terms of this Agreement.

     13. Covenant Regarding 83(b) Election. Except as the Company may otherwise agree in writing, the Purchaser will make an election provided pursuant to Treasury Regulation 1.83-2 with respect to the Stock, including without limitation, the Stock to be acquired pursuant to Section 1 and the Stock to be acquired upon each exercise of the Purchaser's Options; and Purchaser will furnish the Company with copies of the forms of election the Purchaser files within 30 days after the date hereof, and within 30 days after each exercise of Purchaser's Options and with evidence that each such election has been filed in a timely manner.

     14. Notice of Change of Beneficiary. Immediately prior to any transfer of Stock to a Purchaser's Trust, the Purchaser shall provide the Company with a copy of the instruments creating the Purchaser's Trust and with the identity of the beneficiaries of the Purchaser's Trust. The Purchaser shall notify the Company immediately prior to any change in the identity of any beneficiary of the Purchaser's Trust.

     15. Expiration of Certain Provisions. The provisions contained in Sections 4, 5 and 6 of this Agreement and the portion of any other provision of this Agreement which incorporates the provisions of Sections 4, 5 and 6, shall terminate and be of no further force or effect with respect to any shares of Stock sold by the Purchaser (i) pursuant to Section 4 (except as otherwise provided therein), (ii) pursuant to an effective registration statement under the Act filed by the Company, or (iii) pursuant to the terms of the Sale Participation Agreement of even date herewith, among the Purchaser, KKR Partners II, L.P. and KLC Associates, L.P.

     The rights and obligations of the parties hereto under Sections 3, 4, 5 and 6 hereof shall all terminate if a Change of Control occurs. A "Change of Control" means (i) a sale of all or substantially all of the assets of the Company (other than in connection with financing transactions, sale and leaseback transactions or other similar transactions) to a Person who is not Kohlberg Kravis Roberts & Company, L.P. ("KKR") or an affiliate (as such term is defined in Section 12b-2 of the Exchange Act) of KKR ("KKR Affiliates" and, together with KKR, the "KKR Entities") (ii) a sale by KKR or any KKR Affiliate resulting in more than 50% of the voting stock of the Company being held by a person or group that does not include a KKR Entity or (iii) (a) a merger or consolidation of the Company into another person which is not a KKR Entity or
(b) any dilution of KKR's beneficial ownership interest in the Company which results in the KKR Entities owning less than 50% of the outstanding shares of the Common Stock of the Company; if and only if any such event described in either (iii) (a) or (b) results in the inability of the KKR Entities to elect a majority of the Board of Directors of the Company (or the resulting entity).

     16. Recapitalizations, etc. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Stock or the Options, to any and all shares of capital stock of the Company or any capital stock, partnership units or any other security evidencing ownership interests in any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or substitution of the Stock or the Options, by reason of any stock dividend, split, reverse split, combination, recapitalization, liquidation, reclassification, merger, consolidation or otherwise.

     17. Purchaser's Employment by the Company. Nothing contained in this Agreement or in any other agreement entered into by the Company and the Purchaser contemporaneously with the execution of this Agreement (i) obligates the Company or any subsidiary of the Company to employ the Purchaser in any capacity whatsoever or (ii) prohibits or restricts the Company (or any such subsidiary) from terminating the employment, if any, of the Purchaser at any time or for any reason whatsoever, with or without cause, and the Purchaser hereby acknowledges and agrees that neither the Company nor any other person has made any representations or promises whatsoever to the Purchaser concerning the Purchaser's employment or continued employment by the Company.

     18. State Securities Laws. The Company hereby agrees to use its best efforts to comply with all state securities or "blue sky" laws which might be applicable to the sale of the Stock and the issuance of the Options to the Purchaser.

     19. Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. The Purchaser may not assign any of Purchaser's rights under this Agreement without the consent of the Company, except that (a) all of Purchaser's rights and obligations may be assigned to a transferee permitted under clause (y) or (z) of Section 2(a) hereof and (b) Purchaser's rights and obligations under Section 4 may be assigned to an Offeror as provided therein.

     20. Amendment. This Agreement may be amended only by a written instrument signed by the Parties hereto.

     21. Closing. Except as otherwise provided herein, the closing of each purchase and sale of shares of Stock and the payment of the Option Excess Price, if any, pursuant to this Agreement shall take place at the principal office of the Company on the tenth business day following delivery of the notice by either Party to the other of its exercise of the right to purchase or sell such Stock hereunder or to cause the payment of the Option Excess Price, if any.

     22. Applicable Law. The laws of the state of Delaware (or if the Company reincorporates in another state, of that state) shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under principles of conflicts of law. Any suit, action or proceeding against the Purchaser, with respect to this Agreement, or any judgment entered by any court in respect of any thereof, may be brought in any court of competent jurisdiction in the State of Delaware (or if the Company reincorporates in another state, in that state) or the State in which the Company's headquarters is located, and the Purchaser hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. Nothing herein shall in any way be deemed to limit the ability of the Company to serve any such writs, process or summonses in any other manner permitted by applicable law or to obtain jurisdiction over the Purchaser, in such other jurisdictions and in such manner, as may be permitted by applicable law. The Purchaser hereby irrevocably waives any objections which the Purchaser may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware (or if the Company reincorporates in another state, in that state) or the State in which the Company's headquarters is located, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum. No suit, action or proceeding against the Company with respect to this Agreement may be brought in any court, domestic or foreign, or before any similar domestic or foreign authority other than in a court of competent jurisdiction in the State of Delaware (or if the Company reincorporates in another state, in that state) or the State in which the Company's headquarters is located, and the Purchaser hereby irrevocably waives any right which the Purchaser may otherwise have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority. The Company hereby submits to the jurisdiction of such courts for the purpose of any such suit, action or proceeding.

     23. Assignability of Certain Rights by the Company. The Company shall have the right to assign any or all of its rights or obligations to purchase shares of Stock pursuant to Sections 4, 5 and 6 hereof; provided, however, that the Company shall remain obligated to perform its obligations notwithstanding such assignment in the event that such assignee fails to perform the obligations so assigned to it.

     24. Miscellaneous. In this Agreement (i) all references to "dollars" or "$" are to United States dollars and (ii) the word "or" is not exclusive. If any provision of this Agreement shall be declared illegal, void or unenforceable by any court of competent jurisdiction, the other provisions shall not be affected, but shall remain in full force and effect.

     25. Notices. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given if delivered by hand (whether by overnight courier or otherwise) or sent by registered or certified mail, return receipt requested, postage prepaid, to the Party to whom it is directed:

          (a) If to the Company, to it at the following address:

                  KinderCare Learning Centers, Inc.
                  650 NE Holladay, Suite 1400
                  Portland, Oregon  97232
                  Attn:  Eva M. Kripalani

          with copies to:

                  Kohlberg Kravis Roberts & Co.
                  9 West 57th Street
                  New York, New York 10019
                  Attn:  Scott Nuttall

          and:

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York  10017-3909
                  Attn:  David J. Sorkin, Esq.

          (b) If to the Purchaser, to him at the address set forth below under the Purchaser's signature; or at such other address as either party shall have specified by notice in writing to the other.

     26. Covenant Not to Compete; Confidential Information.

          (a) In consideration of the Company entering into this Agreement with the Purchaser, the Purchaser hereby agrees effective as of the Purchase Date, for so long as the Purchaser is employed by the Company or one of its subsidiaries and (x) in the event of termination or resignation for any reason other than a termination by the Company without Cause or a resignation by the Purchaser for Good Reason, for a period of six months thereafter or (y) in the event of termination by the Company without Cause or resignation by the Purchaser for Good Reason, for the shorter of (A) a period of six months thereafter and (B) the period during which the Company pays the Purchaser severance pay (the period in either (x) or (y), as applicable, being the "Initial Noncompete Period"), the Purchaser shall not, directly or indirectly, engage in the production, sale or distribution of any product or service produced, sold or distributed by the Company or its subsidiaries on the date hereof or during the Initial Noncompete Period or during any extension thereof anywhere in the world in which the Company or its subsidiaries is doing business other than through the Purchaser's employment with the Company or any of its subsidiaries. At the Company's option, the Noncompete Period may be extended for an additional six month period if (i) within three months of the termination of the Purchaser's employment or if the Initial Noncompete Period is shorter than three months, at any time prior to the end of the Initial Noncompete Period, the Company gives the Purchaser notice of such extension and (ii) beginning with the first business day following the end of the Initial Noncompete Period, the Company pays the Purchaser during such extension at a rate equal to the rate of the Purchaser's base salary on the date of the termination of the Purchaser's employment. Such amount shall be paid in installments in a manner consistent with the then current salary payment policies of the Company. For purposes of this Agreement, the phrase "directly or indirectly engage in" shall include any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, partner, joint venturer of otherwise, and shall include any direct or indirect participation in such enterprise as a consultant, licensor of technology or otherwise, but shall not include any purchase of less 5% of the stock of a publicly traded company.

          (b) Except as required by law or judicial process, the Purchaser will not disclose or use at any time, any Confidential Information (as defined below) of which the Purchaser is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to the Purchaser's performance of duties, if any, assigned to the Purchaser by the Company. As used in this Agreement, the term "Confidential Information" means information developed by or on behalf of the Company that is not known to the public or within the industry and that is used, developed or obtained by the Company or its subsidiaries in connection with its business, including but not limited to (i) products or services, (ii) fees, costs and pricing structures, (iii) designs, (iv) computer software, including operating systems, applications and program listings, (v) flow charts, manuals and documentation, (vi) data bases, (vii) accounting and business methods, (viii) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (ix) customers and clients and customer or client lists, (x) other copyrightable works, (xi) all trade secrets and (xii) all similar and related information in whatever form. Confidential Information will not include any information that (a) is a matter of public knowledge through no fault of Purchaser, (b) is disclosed by Purchaser with the Company's prior written consent to unrestricted disclosure, (c) was known by Purchaser prior to the date hereof, (d) is independently developed by Purchaser without using any Confidential

Information or (e) is lawfully obtained by Purchaser from any third party who did not obtain the information directly from the Company or its representatives or agents. The Purchaser acknowledges and agrees that all copyrights, works, inventions, innovations, improvements, developments, patents, trademarks and all similar or related information which relate to the actual or anticipated business of the Company and its subsidiaries (including its predecessors) and conceived, developed or made by the Purchaser while employed by the Company or its subsidiaries belong to the Company. The Purchaser will perform all actions reasonably requested by the Company (whether during or after the Noncompete Period) to establish and confirm such ownership at the Company's expense (including without limitation assignments, consents, powers of attorney and other instruments).

          (c) Notwithstanding clauses (a) and (b) above, if at any time a court holds that the restrictions stated in clauses (a) and (b) are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area of such restrictions determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area of such restrictions. Because the Purchaser's services are unique and because the Purchaser has had access to Confidential Information, the parties hereto agree that money damages will be an inadequate remedy for any breach of this Agreement. In the event a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without the posting of a bond or other security).

          (d) Notwithstanding the foregoing paragraphs (a) and (b), the provisions of any employment agreement in effect on the date hereof between the Company and Purchaser which contains covenants relating to confidentiality and competition shall supersede and replace the provisions of paragraphs (a) and (b) and shall be deemed incorporated by reference in this Agreement in their entirety.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                       KINDERCARE LEARNING CENTERS, INC.


                                       By
                                          --------------------------------------
                                          Name:
                                          Title:


                                       -----------------------------------------
                                       ((First_Name)) ((Last_Name))

                                       ((Address_1))
                                       ((Address_2))